EXHIBIT 15

September 12, 2003

Ross Stores, Inc.

Newark, California

We have made a review, in accordance with standards established by the American Institute of Certified Public Accountants, of the unaudited interim condensed consolidated financial information of Ross Stores, Inc. and subsidiaries for the periods ended August 2, 2003 and August 3, 2002, as indicated in our report dated September 9, 2003; because we did not perform an audit, we expressed no opinion on that information.

We are aware that our report referred to above, which included in your Quarterly Report on Form 10-Q for the quarter ended August 2, 2003, is incorporated by reference in Registration Statements Nos. 33-61373, 33-51916, 33-51896, 33-51898, 33-41415, 33-41413, 33-29600, 333-56831, 333-06119, 333-34988 and 333-51478 on Form S-8.

We also are aware that the aforementioned report, pursuant to Rule 436(c) under the Securities Act of 1933, is not considered a part of the Registration Statement prepared or certified by an accountant or a report prepared or certified by an accountant within the meaning of Sections 7 and 11 of that Act.

Yours truly,

/s/Deloitte & Touche LLP
San Francisco, California